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                                                                   Exhibit II.F

                                           Stamp: Federal Competition Commission
                                           18 June, 4:57 p.m.:03
                                           Formalities

Federal Competition Commission

BY HAND

For the attention of: Messrs Dr Fernando Sanchez Ugarte
                             Attorney Luis A. Prado Robles
                             Dr Alvaro Sanchez Gonzalez

Subject: Notification of concentration

   We, Francisco de Paula Carral Puccio and Jeronimo Marcos Gerard Rivero, acting for and on behalf of TELEFONICA MOVILES MEXICO, S.A. DE C.V., providing evidence of our capacity to represent said company by means of a certified copy of the power of attorney attached hereto as Annex 1, with address for notification purposes at Bosque de Alisos No. 47-B, Despacho 101, Bosques de las Lomas, 05120 Mexico, Federal District (telephone number 5259-5353), authorising any of the following for said purposes, and to file and collect any type of documentation, the attorneys Javier Martinez del Campo Lanz, Manuel Romano Mijares, Ignacio Gomez Morin, Jose Estandia Fernandez, Jesus Gabriel Altamirano Cano, Ana Maria Fernandez Rionda, Pilar Olmedo Martell and Maria del Mar Herrerias Sordo and the gentlemen Jose Matero Garcia Contreras and Federico Coronada Guerra, respectfully appear before the Federal Competition Commission and declare as follows:

   In accordance with Articles 16, 20 and 21 of the Federal Law of Economic Competition (hereinafter the "Law"), and Articles 17, 18, 19 and 20 of the corresponding Regulations (hereinafter the "Regulations") we respectfully notify the Federal Competition Commission by means of the present writ of the concentration described herein and we request that you issue a favourable resolution regarding the same.

A.    General Description of the Transaction.

   Telefonica, S.A. (hereinafter "Telefonica"), a Spanish company, intends to acquire, by means of a take-over bid to be launched in Spain and in the United States of America, up to 370,675,587 shares representing 61.63% of the share capital of Terra Networks, S.A. (hereinafter "Terra") also a Spanish company (hereinafter the "Transaction"). In principle it is envisaged that the Transaction will be completed on 23 July 2003.

   Telefonica is currently the owner of 230,792,328 shares representing 38.37% of the share capital of Terra, and by means of the acquisition referred to in the preceding paragraph, Telefonica would become the owner of up to 601,467,915 shares, representing 100% of the share capital of Terra.

   The successful outcome of the take-over bid is subject to the acquisition by Telefonica of a number of Terra shares which, together with the 230,792,328 Terra shares owned directly by Telefonica, would entail Telefonica obtaining a direct stake of at least 75% of the